CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                    OF SERIES C-2 CONVERTIBLE PREFERRED STOCK
                                       OF
                            VALENCE TECHNOLOGY, INC.

     Valence Technology, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company, adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of four hundred thirty (430 shares of Series C-2 Convertible Preferred Stock of the Company, as follows:

     RESOLVED, that the Company is authorized to issue four hundred thirty (430) shares of Series C-2 Convertible Preferred Stock (the "PREFERRED SHARES"), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1) DIVIDENDS. The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") payable on the Stated Value of such Preferred Share at a rate of 2.0% per annum, which shall be cumulative, accrue daily from the October 1, 2004 and be due and payable beginning on January 1, 2005 (the "FIRST DIVIDEND DATE") and on the first day of each Calendar Quarter (as defined below) after the First Dividend Date (each, including the First Dividend Date, a "DIVIDEND DATE"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash, or, at the option of the Company, in shares of Common Stock (as defined below) ("DIVIDEND SHARES"), provided that the Dividends which accrued during any period shall be payable as Dividend Shares only if the Company provides written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date (the "DIVIDEND NOTICE DATE"). Dividends to be paid in Dividend Shares shall be paid in a number of fully paid and non-assessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (a) the Additional Amount (as defined below) divided by (b) the Dividend Calculation Price. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event (as defined in Section (3)(b)), or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on any date from and after the Dividend Notice Date through the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (b) the Registration Statement (as defined in the Registration Rights Agreement, the "REGISTRATION STATEMENT") is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including without limitation, the Dividend Shares, on any date from and after the Dividend Notice Date through the Dividend Date. Any accrued and unpaid cash Dividend Payments which are not paid within five
     (5) Business Days of such accrued and unpaid Dividends' Dividend Date shall bear interest at the rate of 18.0% per annum from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST").

(2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's Common Stock, no par value (the "COMMON STOCK"), on the terms and conditions set forth in this Section (2).

     (a) CERTAIN DEFINED TERMS. For purposes of this Certificate of Designations, the location of defined terms in this Certificate of Designations is set forth on the Index of Terms attached hereto and the following terms shall have the following meanings:

          (i) "ADDITIONAL AMOUNT" means, on a per Preferred Share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the product of (x) the result of the following formula: (0.02)(N/365) and (y) the Stated Value.

          (ii) "APPROVED STOCK PLAN" means any compensation plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company.

          (iii) "BLOOMBERG" means Bloomberg Financial Markets.

          (iv) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (v) "CALENDAR QUARTER" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

          (vi) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of more than 50% of the Preferred Shares then outstanding. If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section (2)(d)(i) below with the term "Closing Bid Price" being substituted for the term "Closing Sale Price". All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

          (vii) "CLOSING SALE PRICE" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of more than 50% of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section (2)(d)(i) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

          (viii) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections (2)(f)(i)(A) and (2)(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

          (ix) "CONVERSION AMOUNT" means the sum of (1) the Additional Amount and (2) the Stated Value.

          (x) "CONVERSION PRICE" means (A) as of any Conversion Date or other date of determination during the period beginning on the Issuance Date and ending on and including the day immediately preceding the Maturity Date (as defined below), the Standard Conversion Price and (B) as of any Conversion Date or other date of determination after the Maturity Date if the Company has failed to pay any and all required payments of the Maturity Date Redemption Price in a timely manner as described in Section
               (2)(d)(vii) or if the Company has failed to pay any and all required payments of the Optional Redemption Price in a timely manner as described in Section (2)(d)(viii), the Default Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

          (xi) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

          (xii) "DEFAULT CONVERSION PRICE" means as of any Conversion Date or other date of determination, the product of (x) 0.95 and (y) the lowest Closing Bid Price during the three (3) trading days ending on and including the Conversion Date or other date of determination.

          (xiii) "DIVIDEND CALCULATION PRICE" means, with respect to any Dividend Date, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Prices of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding the second trading day immediately preceding such Dividend Date, as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such twenty (20) trading day period.

          (xiv) "EXCHANGE AGREEMENT" means that certain securities Amendment and Exchange Agreement between the Company and the holders of the then outstanding shares of the Company's Series C Preferred Stock, dated as of November 30, 2004 as such agreement may be amended from time to time as provided in such agreement.

          (xv) "INITIAL ISSUANCE DATE" means the first date on which Preferred Shares are issued pursuant to the Exchange Agreement.

          (xvi) "INITIAL PREFERRED SHARES" mean all Preferred Shares issued on the Initial Issuance Date.

          (xvii) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

          (xviii) "MATURITY DATE" means, with respect to a Preferred Share, December 15, 2005.

          (xix) "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

          (xx) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          (xxi) PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (xxii) "PRINCIPAL MARKET" means The Nasdaq SmallCap Market, or if the Common Stock is not traded on The Nasdaq SmallCap Market, then the principal securities exchange or trading market for the Common Stock.

          (xxiii) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Company's Series C Preferred Stock, dated as of June 2, 2003, relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable as Dividend Shares, as such agreement may be amended from time to time as provided in such agreement.

          (xxiv) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement between the Company and the initial holders of the Company's Series C Preferred Stock, dated as of June 2, 2003, as such agreement may be amended from time to time as provided in such agreement.

          (xxv) "STANDARD CONVERSION PRICE" means, as of any Conversion Date or other date of determination, $4.00, subject to adjustment as provided herein.

          (xxvi) "STATED VALUE" means $10,000.

          (xxvii) "WARRANTS" means the warrants to purchase shares of Common
               Stock issued by the Company pursuant to that certain Securities Purchase Agreement between the Company and Riverview Group, LLC, dated as of June 2, 2003.

          (xxviii) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of more than 50% of the Preferred Shares then outstanding. If the Company and the holders of the

               Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section (2)(d)(i) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

     (b) HOLDER'S CONVERSION RIGHT; MANDATORY REDEMPTION. Subject to the provisions of Sections (6) and (13), at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and non-assessable shares of Common Stock in accordance with Section (2)(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section (2)(d)(vii), all such Preferred Shares shall be redeemed by the Company in accordance with Section
          (2)(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one (1) Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

     (c) CONVERSION. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section (2)(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                CONVERSION AMOUNT
                                Conversion Price

     (d) MECHANICS OF CONVERSION; MATURITY DATE REDEMPTION; AND OPTIONAL DATE REDEMPTION. The conversion of Preferred Shares shall be conducted in the following manner:

          (i) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or the arithmetic calculation via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least 50% of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The fees and expenses associated with the determinations made by such investment bank or accountant shall be paid by the party whose determination or calculation as initially presented to the investment bank or accountant is further from the final determination or calculation of the investment bank or accountant (or shared equally by the Company and the holder if the final determination or calculation is at the midpoint of the determinations or calculations presented by the Company and the holder).

          (ii) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION Notice") to the Company and the Company's designated transfer agent (the "TRANSFER AGENT") and (B) if required by Section (2)(d)(vii) or Section (2)(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section (15)) (the "PREFERRED STOCK CERTIFICATES").

          (iii) COMPANY'S RESPONSE. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and to, on or before the second (2nd) Business Day after receipt of the Conversion Notice (the "SHARE DELIVERY Date"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section (2)(d)(vii) or Section
               (2)(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

          (iv) RECORD HOLDER. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (v)  COMPANY'S FAILURE TO TIMELY CONVERT.

               (A) CASH DAMAGES. If (I) within five (5) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company has failed to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within ten (10) Business Days of the Company's receipt of a Preferred Stock Certificate the Company has failed to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section
                    (2)(d)(iii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement and the Exchange Agreement (including indemnification pursuant to Section (7) thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of
                    (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section (2)(d)(v) within five (5) Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

               (B) VOID CONVERSION NOTICE; Adjustment of Standard Conversion Price. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section (2)(d)(v)(A) or otherwise.

               (C) CONVERSION FAILURE. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "CONVERSION FAILURE"), then the holder, upon five (5) Business Days' written notice to the Company, may require, if such Conversion Failure continues during such five (5) Business Day period, that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section (3).

          (vi) PRO RATA CONVERSION. Subject to Section (13), in the event the Company receives a Conversion Notice from more than one (1) holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

          (vii) MANDATORY REDEMPTION AT MATURITY.

               (A) If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Conversion Amount.

               (B) On the Maturity Date, the Company shall pay to each holder of Preferred Shares, by wire transfer of immediately available funds to an account designated in writing by such holder, an amount per Preferred Share subject to redemption pursuant to this Section (2)(d)(vii) equal to the Maturity Date Redemption Price. On the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company or the Transfer Agent.

               (C) If the Company fails to redeem all of the Preferred Shares selected for redemption which were outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement, the Exchange Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full or converted as provided in clause 2(d)(vii)(C)(Y) below, and
                    (Y) subject to Section (6) and Section (13), any holder of such Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the lesser of (1) the then applicable Conversion Price and (2) the Default Conversion Price.

               (D) If the holders have not received all of the shares of Common Stock to which the holders are entitled or the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (X) the conversion of such Preferred Shares would violate the provisions of Section (6), (Y) a Triggering Event shall have occurred and be continuing, or (Z) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. Notwithstanding anything to the contrary in this Section (2)(d)(vii), any holder of Preferred Shares may convert such Preferred Shares, but subject to Section (6) and Section (13), into shares of Common Stock pursuant to Section (2)(b) on or prior to the date immediately preceding the Maturity Date for such Preferred Shares.

          (viii) OPTIONAL REDEMPTION BY HOLDERS.

               (A) During the thirty-days following each of June 15, 2005 and September 15, 2005, the holder of each Preferred Share shall have the option of causing the Company to redeem the Preferred Share for an amount in cash per Preferred Share equal to the Conversion Amount. To exercise such option with respect to any Preferred Share, the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on July 14, 2004 or October 14, 2005, as applicable, a copy of a properly completed notice of redemption in the form attached hereto as Exhibit II (the "NOTICE OF OPTIONAL REDEMPTION") to the Company and the Transfer Agent and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original Preferred Stock Certificates being redeemed.

               (B) Upon receipt by the Company of copy of a Notice of Optional Redemption, the Company shall as soon as practicable, but in any event within five (5) business days, the Company shall notify such holder of Preferred Shares of the Company's receipt of such notice and the date of such redemption, which shall be no later than the fifth business day from the date of the Company's receipt of the Notice of Optional Redemption (the "OPTIONAL REDEMPTION DATE"). On the Optional Redemption Date, the Company shall pay to holder, by wire transfer of immediately available funds to an account designated in writing by such holder, an amount per Preferred Share subject to redemption pursuant to this Section (2)(d)(viii) equal to the Conversion Amount of the Preferred Shares to be redeemed (the "OPTIONAL REDEMPTION PRICE") against delivery of the Preferred Stock Certificate representing such Preferred Share, duly endorsed for cancellation, to the Company or the Transfer Agent.

               (C) If the Company fails to redeem any Preferred Share which is the subject of a Notice of Optional Redemption and with respect to which a Preferred Stock Certificate has been surrendered to the Company or the Transfer Agent by payment of the Optional Redemption Price for such Preferred Share, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Exchange Agreement and the Registration Rights Agreement,
                    (X) the applicable Optional Redemption Price payable in respect of such unredeemed Preferred Share shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full or converted as provided in clause Section (2)(d)(viii)(C)(Y) below, and (Y) subject to Section (6) and Section (13), any holder of such Preferred Share shall have the option to require the Company to convert such Preferred Share for which the Optional Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Optional Redemption Price (together with any interest thereon) by the lesser of (1) the then applicable Conversion Price and (2) the Default Conversion Price.

               (D) If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement and the Exchange Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until
                    (X) paid in full, (Y) the holder delivers a Void Optional Redemption Notice pursuant to Section (3)(e), or (Z) such Preferred Shares are converted to Common Stock.

          (ix) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                    ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

          (x) CONVERSION AT THE COMPANY'S ELECTION. On or after the date on which the Registration Statement has been declared effective by the Securities and Exchange Commission ("SEC"), the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be converted (the "COMPANY'S CONVERSION ELECTION") at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied as of the Company's Election Conversion Date or waived by the holders of more than 50% of the Preferred Shares then outstanding; provided, however, that the Company may not deliver more than one Company's Conversion Election Notice hereunder. The Company shall exercise its right to Company's Conversion Election by providing each holder of Preferred Shares written notice ("COMPANY'S CONVERSION ELECTION NOTICE") by facsimile (or by electronic mail in accordance with Section (19)) and overnight courier. The date on which each of such holders of the Preferred Shares actually receives the Company's Conversion Election Notice is referred to herein as the "COMPANY'S CONVERSION ELECTION NOTICE DATE." The Company's Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion and (y) the date selected by the Company for conversion (the "COMPANY'S ELECTION CONVERSION DATE"), which date shall be not less than twenty (20) Business Days or more than sixty (60) Business Days after the Company's Conversion Election Notice Date. Subject to the satisfaction of all the conditions of this Section (2)(d)(ix), on the Company's Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section (2)(d)(ii) for all of such holder's Preferred Shares. "CONDITIONS TO CONVERSION AT THE COMPANY'S Election" means the following conditions: (i) on each day during the period beginning on the date which is ninety (90) days prior to the date of the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement); (ii) on each day during the period beginning on the Initial Issuance Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the NYSE, the NASDAQ National Market or the NASDAQ SmallCap Market and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the Company's Conversion Election Notice Date due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market;
               (iii) during the period beginning on the Initial Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering Event, (B) after delivery of the Company's Conversion Election Notice, an event that with the passage of time and without being cured would constitute a Triggering Event, or (C) the public announcement of a pending, proposed or intended Change of Control, unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (iv) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section (2)(d) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section (2)(d)(ix) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (iv) if on not more than two occasions prior to the Company Election Conversion Date, the Company has failed to meet the requirements set forth in Section
               (2)(d) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days in the aggregate; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due and notice thereof shall have been give to the Company, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Exchange Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Common Stock or cash, Default Interest and cash payments due under the provisions of the Securities Purchase Agreement, the Exchange Agreement, the Registration Rights Agreement, and the Warrants; and (vi) the arithmetic average of the Weighted Average Price of the Common Stock for the ten (10) consecutive trading days immediately prior to the Company's Conversion Election Notice is at or above $6.00 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events). Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion hereunder) into Common Stock pursuant to Section (2)(b) on or prior to the date immediately preceding the Company's Election Conversion Date.

     (e) TAXES. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

     (f) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section (2)(f).

          (i) ADJUSTMENT OF STANDARD CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section
               (2)(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock: (i) deemed to have been issued by the Company in connection with an Approved Stock Plan; (ii) deemed to have been issued upon issuance of the Preferred Shares or issued upon conversion of the Preferred Shares or upon issuance of Dividend Shares; (iii) issued upon exercise of the Warrants; (iv) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Initial Issuance Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Initial Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date; (v) securities of the Company issued in connection with any existing or future investment facilities related to Carl Berg or any of his affiliates; (vi) securities issued in connection with bona fide, arm's length bank financings, corporate partnering transactions, equipment leases or acquisitions of intellectual property rights, (vii) securities issued pursuant to bona fide, arm's length acquisitions of another Person by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, the business or all or substantially all of the assets of such other Person or 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person; and (viii) underwritten public offerings), for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Standard Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Standard Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Standard Conversion Price in effect immediately prior to such issue or sale and (y) the quotient of
               (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Standard Conversion Price under this Section (2)(f)(i), the following shall be applicable:

               (A) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section (2)(f)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

               (B) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section
                    (2)(f)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Standard Conversion Price had been or are to be made pursuant to other provisions of this Section (2)(f)(i), no further adjustment of the Standard Conversion Price shall be made by reason of such issue or sale.

               (C) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Standard Conversion Price in effect at the time of such change shall be adjusted to the Standard Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section (2)(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Standard Conversion Price then in effect.

               (D) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least 50% of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least 50% of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

               (E) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (ii) ADJUSTMENT OF STANDARD CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Standard Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Standard Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (iii) HOLDER'S RIGHT OF ALTERNATIVE CONVERSION PRICE FOLLOWING ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Options or Convertible Securities after the Initial Issuance Date that are convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, the "VARIABLE PRICE"), the Company shall provide written notice thereof via facsimile and overnight courier to each holder of Preferred Shares (the "VARIABLE NOTICE") on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Conversion Price then in effect. A holder's election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on a Variable Price for any future conversions of Preferred Shares.

          (iv) OTHER EVENTS. If any event occurs of the type contemplated by the provisions of this Section(2)(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section
               (2)(f).

          (v)  NOTICES.

               (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section (2)(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section (2)(d)(i).

               (B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or
                    (III) for determining rights to vote with respect to any Organic Change (as defined in Section (4)(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

               (C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(3)  REDEMPTION AT OPTION OF HOLDERS UPON TRIGGERING EVENT.

     (a) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares (or in the case of a Triggering Event pursuant to Section (3)(b)(iii)), all or a portion of such holder's Preferred Shares that cannot be issued pursuant to Section (13)) at a price per Preferred Share equal to the greater of (i) 110% of the Conversion Amount and (ii) the product of
          (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Triggering Event Redemption (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading or if no Closing Sale Price is reported by the Principal Market on such trading day, then the most recently reported Closing Sale Price (the "REDEMPTION Price").

     (b) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

          (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the Effectiveness Deadline (as defined in the Registration Rights Agreement);

          (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

          (iii) the Company is unable to issue shares of Common Stock upon conversion of the Preferred Shares by virtue of the limitations set forth in Section (13) hereof;

          (iv) the suspension from trading or failure of the Common Stock to be listed on The New York Stock Exchange, Inc., the NASDAQ National Market or the NASDAQ SmallCap Market for a period of ten (10) consecutive trading days or for more than an aggregate of twenty
               (20) trading days in any 365-day period;

          (v) the Company's notice or the Transfer Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

          (vi) a Conversion Failure that has not been cured pursuant to Section
               (2)(d)(v)(C); or

          (vii) unless otherwise provided under Sections (3)(b)(i) through
               (3)(b)(vi), above, the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Exchange Agreement, the Registration Rights Agreement, the Warrants, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section (3)(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) Business Days after receipt of notice from any holder as to the existence of such breach.

     (c) MECHANICS OF REDEMPTION AT OPTION OF BUYER. Within one (1) Business Day after the Company has knowledge of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT REDEMPTION ") to the Company, which Notice of Triggering Event Redemption shall indicate the number of Preferred Shares that such holder is electing to redeem.

     (d) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Triggering Event Redemption from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first (1st) Notice of Triggering Event Redemption the applicable

          Redemption Price to all holders that deliver a Notice of Triggering Event Redemption prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Buyer; provided that, if required by Section (2)(d)(ix), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement and the Exchange Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full, the holder delivers a Void Optional Redemption Notice pursuant to Section (3)(e) or such Preferred Shares are converted to Common Stock.

     (e) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in Section (3)(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section (3) and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Triggering Event Redemption shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice,
          (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Standard Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Standard Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Triggering Event Redemption is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

     (f) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section (2)(d)(i) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section (3) of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)  OTHER RIGHTS OF HOLDERS.

     (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or
          (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "ACQUIRING Entity") a written agreement (in form and substance reasonably satisfactory to the holders of more than 50% of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder (except that the liquidation preference and other priorities of the Preferred Shares may be subject to the more senior preferences and priorities of the outstanding securities of the Acquiring Entities), and reasonably satisfactory to the holders of more than 50% of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of more than 50% of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

     (b) OPTIONAL REDEMPTION UPON CHANGE OF CONTROL. In addition to the rights of the holders of Preferred Shares under Section (4)(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 120% of the Conversion Amount ("CHANGE OF CONTROL REDEMPTION PRICE"). No sooner than twenty (20) Business Days nor later than ten (10) Business Days prior to the consummation of a Change of Control, but in no event prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) Business Days prior to a

          Change of Control, at any time on or after the date which is ten (10) Business Days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and
          (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section(4)(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section (2)(d)(ix), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this Section (4)(b), "CHANGE OF CONTROL" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock.

     (c) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5)  COMPANY'S RIGHT OF OPTIONAL REDEMPTION.

     (a) COMPANY OPTIONAL REDEMPTION. At any time from and after the time that the Conditions to Company Optional Redemption (as set forth in Section
          (5)(c)) are satisfied or waived in writing by the holders of Preferred Shares, the Company shall have the right to require the holders to submit for redemption all of the Preferred Shares held by such holder for an amount in cash equal to the Conversion Amount of the Preferred Shares to be so redeemed (the "COMPANY OPTIONAL REDEMPTION PRICE"). The Company may exercise its right to require redemption under this Section (5)(a) by delivering not less than sixty (60) days nor more than ninety (90) days prior to the date on which the Company Optional Redemption will be effected (the "COMPANY OPTIONAL REDEMPTION DATE"; with the number of days between delivery of the Company Optional Redemption Notice (as defined below) and the Company Optional Redemption Date being referred to as the "COMPANY OPTIONAL REDEMPTION MEASURING PERIOD") a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares (the "COMPANY OPTIONAL REDEMPTION NOTICE" and the date all of the holders received such notice is referred to as the "COMPANY OPTIONAL REDEMPTION NOTICE DATE"). The Company Optional Redemption Notice shall be irrevocable.

     (b) REDEMPTION REQUIREMENT. The Company Optional Redemption Notice shall state (A) the date selected for the Company Optional Redemption in accordance with Section (5)(a) and (B) the aggregate number of Preferred Shares which the Company has elected to redeem from all of the holders of Preferred Shares pursuant to this Section (5) (the "OPTIONAL REDEEMED SHARES"). If the Company has exercised its right of Company Optional Redemption and the Conditions to Company Optional Redemption have been satisfied then all Optional Redeemed Shares shall be redeemed on the Company Optional Redemption Date by payment by the Company to each holder of Optional Redeemed Shares of the Company Optional Redemption Price for each Optional Redeemed Share on the Company Optional Redemption Date. With respect to any Optional Redeemed Shares, if the Company Optional Redemption Price has been paid, except as specifically set forth herein, in the Securities Purchase Agreement, the Exchange Agreement or in the Registration Rights Agreement, the holder thereof shall cease to have any rights with respect to such Preferred Shares and, if all outstanding Preferred Shares are so redeemed, within two (2) Business Days after the Company Optional Redemption Date, or such earlier date as the Company and holders of more than 50% of the Preferred Shares then outstanding mutually agree, each holder of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Company Optional Redemption Price with respect to any Preferred Shares on the Company Optional Redemption Date, then the Company Optional Redemption Notice shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section (2)(b) on or prior to the date immediately preceding the Company Optional Redemption Date.

     (c) CONDITIONS TO COMPANY OPTIONAL REDEMPTION. For purposes of this Section (5), "CONDITIONS TO COMPANY OPTIONAL REDEMPTION" means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the date immediately preceding the Company Optional Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred

          Shares on a timely basis as set forth in Section (2)(d)(iii) hereof; provided, however, that for purposes of this Section (5) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (i) if on not more than two occasions prior to the Company Optional Redemption Notice Date, the Company has failed to meet the requirements set forth in Section (2)(d)(iii) hereof by no more than three (3) days; (ii) on each day during the period beginning on the first Business Day of the Company Optional Redemption Measuring Period and ending on and including the Company Optional Redemption Date, the Common Stock shall be listed on the Principal Market and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the Issuance Date and ending on and including the Company Optional Redemption Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (y) a Triggering Event; (iv) during the period beginning on the date which is the first Business Day of the Company Optional Redemption Measuring Period and ending on and including the Company Optional Redemption Date, there shall not have occurred an event that with the passage of time and without being cured would constitute a Triggering Event; (v) on each day of the period beginning on the date of delivery of the Company Optional Redemption Notice and ending on the Company Optional Redemption Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and all Dividend Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, (vi) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of this Certificate of Designations or any Transaction Document (as defined in the Securities Purchase Agreement) and (vii) the arithmetic average of the Weighted Average Price of the Common Stock for the ten (10) consecutive trading days immediately prior to the Company's Optional Redemption Notice Date is at or above $6.00 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events).

(6) LIMITATION ON BENEFICIAL OWNERSHIP. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section (6), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section (6), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(7) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 130%, of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares pursuant to a transfer permitted under the Exchange Agreement, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

(8) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the DGCL, and as expressly provided in this Certificate of Designations.

(9) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and
     (ii) the Additional Amount for such Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(10) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of more than 50% of the Preferred Shares then outstanding, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of more than 50% of the Preferred Shares then outstanding, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.

(11) PARTICIPATION. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(12) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Unless all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of more than 50% of the Preferred Shares then outstanding.

(13) LIMITATION ON NUMBER OF CONVERSION SHARES. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of more than 50% of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no acquirer of Preferred Shares pursuant to the Exchange Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Exchange Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Exchange Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares pursuant to a transfer permitted under the Exchange Agreement, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

(14) VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of more than 50% of the Preferred Shares then outstanding shall be required for (a) any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Exchange Agreement.

(15) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(16) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(17) CONSTRUCTION. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(18) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19) NOTICE. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Exchange Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Exchange Agreement) then substituting the words "HOLDER OF SECURITIES" for the word "BUYER"); provided that the Company may elect to give any required notices to a holder of Preferred Shares by electronic mail to any electronic mail address provided in writing to the Company by such holder; provided, further, that a written verifiable confirmation of receipt is received by the sender and a copy of such notice is delivered by overnight courier to the holder of Preferred Shares on the same day as notice by electronic mail is given.

(20) LIMITS. Nothing in Section (6) shall be deemed to limit the issuance of Common Stock in connection with matters utilizing the Default Conversion Price.

(21) TRANSFER OF PREFERRED SHARES. A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws and the Exchange Agreement; provided, further, that if such assignment does not include at least 50 or more Preferred Shares in a single transaction, such assignment will be subject to the prior written approval of the Company, which shall not be unreasonably withheld or delayed.

(22) PREFERRED SHARE REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Kevin Mischnick, its Assistant Secretary and Vice President of Finance, as of November 30, 2004.

                                    VALENCE TECHNOLOGY, INC.



                                    By:  /s/ Kevin Mischnick
                                    ----------------------------------------
                                    Name: Kevin Mischnick
                                    Title: Vice President of Finance and
                                           Assistant Secretary

                                    EXHIBIT I

                   VALENCE TECHNOLOGY, INC. CONVERSION NOTICE

     Reference is made to the Certificate of Designations of Series C Convertible Preferred Stock of Valence Technology, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, no par value (the "PREFERRED SHARES"), of Valence Technology, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, no par value (the "COMMON STOCK"), of the Company, as of the date specified below. The undersigned confirms that the representations and warranties contained in Section 2 of the Exchange Agreement entered into in connection with the initial issuance of the Preferred Shares are true and correct as to the undersigned as of the date hereof.

     Date of Conversion:

     Number of Preferred Shares to be converted:

     Stock certificate no(s). of Preferred Shares to be converted:

     Tax ID Number (If applicable):

Please confirm the following information:

     Conversion Price:_________________________________________________________

     Number of shares of Common Stock to be issued:

     Is the Variable Price being relied on pursuant to Section 2(f)(iii) of the Certificate of Designations? (check one) YES ____ No ____

     Number of shares of Common Stock beneficially owned by the undersigned (excluding shares issuable upon conversion of any Preferred Shares held by the undersigned):

     Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

        Issue to:
                  -----------------------------------------------

                  -----------------------------------------------

        Address:  -----------------------------------------------

        Telephone Number:----------------------------------------

        Facsimile Number: ---------------------------------------

        Authorization: ------------------------------------------

        By: --------------------------------------

        Title: -----------------------------------

        Dated:

        Account Number (if electronic book entry transfer):

        Transaction Code Number (if electronic book entry transfer):

          [NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER
                             AGENT]

                                 ACKNOWLEDGMENT



     The Company hereby acknowledges this Conversion Notice and hereby directs __________________ to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated May ___, 2003 from the Company and acknowledged and agreed to by _____________________.

                                                  VALENCE TECHNOLOGY, INC.




                                                  By:___________________________

                                                  Name:_________________________
                                                  Title:________________________

                                 INDEX OF TERMS

                                                                                          Page

Acquiring Entity............................................................................22
Additional Amount............................................................................2
Applicable Price............................................................................15
Approved Stock Plan..........................................................................2
Bloomberg....................................................................................2
Business Day.................................................................................2
Calendar Quarter.............................................................................2
Cap Allocation Amount.......................................................................28
Change of Control...........................................................................23
Change of Control Redemption Price..........................................................22
Closing Bid Price............................................................................2
Closing Sale Price...........................................................................3
Common Stock.................................................................................2
Common Stock Deemed Outstanding..............................................................3
Company......................................................................................1
Company Optional Redemption Date............................................................24
Company Optional Redemption Measuring Period................................................24
Company Optional Redemption Notice..........................................................24
Company Optional Redemption Notice Date.....................................................24
Company Optional Redemption Price...........................................................24
Company's Conversion Election...............................................................13
Company's Conversion Election Notice........................................................13
Company's Conversion Election Notice Date...................................................13
Company's Election Conversion Date..........................................................13
Conditions to Company Optional Redemption...................................................24
Conditions to Conversion At The Company's Election..........................................12
Conversion Amount............................................................................3
Conversion Date..............................................................................7
Conversion Failure...........................................................................9
Conversion Notice............................................................................7
Conversion Price.............................................................................3
Conversion Rate..............................................................................6
Convertible Securities.......................................................................4
Default Conversion Price.....................................................................4
Default Interest.............................................................................1
DGCL.........................................................................................1
Dividend Calculation Price...................................................................4
Dividend Date................................................................................1
Dividend Notice Date.........................................................................1
Dividend Shares..............................................................................1
Dividends....................................................................................1
DTC..........................................................................................7
Exchange Agreement...........................................................................4





Exchange Cap................................................................................28
First Dividend Date..........................................................................1
Initial Issuance Date........................................................................4
Initial Preferred Shares.....................................................................4
Issuance Date................................................................................4
Liquidation Funds...........................................................................26
Maturity Date................................................................................4
Maturity Date Redemption Price...............................................................9
N............................................................................................4
Notice of Change of Control.................................................................22
Notice of Optional Redemption...............................................................11
Notice of Redemption Upon Change of Control.................................................23
Notice of Triggering Event..................................................................20
Notice of Triggering Event Redemption.......................................................20
Optional Redeemed Shares....................................................................24
Options......................................................................................4
Optional Redemption Date....................................................................11
Optional Redemption Price...................................................................11
Organic Change..............................................................................22
Pari Passu Shares...........................................................................27
Person.......................................................................................5
Preferred Shares.............................................................................1
Preferred Stock Certificates.................................................................7
Preferred Stock Delivery Date................................................................7
Principal Market.............................................................................5
Purchase Rights.............................................................................23
Purchasers..................................................................................28
Redemption Price............................................................................19
Registration Rights Agreement................................................................5
Registration Statement.......................................................................1
SEC.........................................................................................13
Securities Purchase Agreement................................................................5
Share Delivery Date..........................................................................7
Standard Conversion Price....................................................................5
Stated Value.................................................................................5
Transfer Agent...............................................................................7
Triggering Event............................................................................19
Valuation Event.............................................................................17
Variable Notice.............................................................................18
Variable Price..............................................................................18
Void Optional Redemption Notice.............................................................21
Void Optional Redemption Option.............................................................21
Warrants.....................................................................................5
Weighted Average Price.......................................................................5

